Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Form S-8 Registration Statement, pertaining to the 2024 Share Incentive Plan of Jianzhi Education Technology Group Co Ltd, of our report dated August 23, 2024 relating to the consolidated balance sheet of Jianzhi Education Technology Group Co Ltd as of December 31, 2023, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity, and cash flows for the year ended December 31, 2023 as filed with the Securities and Exchange Commission on August 23, 2024 on Form 20-F/A.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
August 30, 2024	Certified Public Accountants
PCAOB ID: 1171